Exhibit 24.1(a)

                          Independent Auditors' Report

To the Board of Directors and Shareholders of ESG Re Limited

      We have audited the consolidated financial statements of ESG Re Limited (the "Company") as of December 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 19, 1998; such consolidated financial statements and report are included in your 1997 Annual Report to Shareholders and are incorporated herein by reference. Our audits also included the consolidated financial statement schedules of the Company, listed in Item 14. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


Deloitte & Touche
Chartered Accountants

Hamilton, Bermuda
February 19, 1998